EXHIBIT 99.1

     Digital Recorders, Inc. Announces Conference Call to Discuss
                      First Quarter 2007 Results

    DALLAS--(BUSINESS WIRE)--May 14, 2007--Digital Recorders, Inc. (NASDAQ: TBUS), a digital communications technology leader in the domestic and international public transportation and transit security markets, announced today that senior management will discuss first quarter 2007 results, as well as the second quarter 2007 outlook, during an investors' conference call on May 16, 2007, at 11 a.m. (Eastern).

    To participate in the live call, dial one of the following telephone numbers at least five minutes prior to the start time:
Domestic, (888) 868-9080; or International, (973) 935-8511. Telephone replay will be available through August 14, 2007, via the following telephone numbers: Domestic, (877) 519-4471 (Code No. 8805227); or International, (973) 341-3080 (Code No. 8805227). To participate via webcast, go to http://www.viavid.net/detailpage.aspx?sid=00003F98. The webcast will be archived until August 14, 2007.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties set forth in our Annual Report on 10-K filed on March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com